Exhibit (14)(a)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Prudential Investment Portfolios, Inc. 10:

We consent to the use of our report dated December 21, 2012, with respect to the financial statements of the Prudential Jennison Equity Income Fund, a series of Prudential Investment Portfolios, Inc. 10, as of and for the year ended October 31, 2012, incorporated herein by reference and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Proxy Statement/Prospectus on Form N-14.

New York, New York

February 12, 2013